Exhibit 10.16 (a)

July 26, 2002

Mr. Robert Hillier
Hughes Supply, Inc.
20 N. Orange Ave., Suite 510
Orlando, FL 32801

Dear Robert:

This letter serves as official notice that as of July 25, 2002, the maturity date of the $10,000,000 Swing Line provided by SunTrust Bank, Inc. (the Bank) is extended to June 30, 2003. Concurrently, the $15,000,000 Guidance Line provided by the Bank has also been extended to June 30, 2003, with these funds now being appropriated to a split-trac operating lease agreement.

According to the Swing Line and Guidance Line Notes, the Bank may extend the Notes in writing and at its sole discretion.

If you should have any questions or need assistance please call me at (407) 237-4752.

Sincerely,

Sarah D. Hudson
Associate
SunTrust Bank, Inc.